Exhibit 99.1

Silverstar Holdings Announces Closing of Empire Transaction

BOCA RATON, Fla.--(BUSINESS WIRE)--Silverstar Holdings, Ltd. (Nasdaq:SSTR - News) today announced that it had achieved over 90% acceptance of its offer to acquire the shares of Empire Interactive PLC. As previously announced, the transaction became effective on November 21, 2006. However, with acceptance levels exceeding 90%, the offer to any remaining shareholders will terminate on December 15, 2006.

Clive Kabatznik, CEO of Silverstar Holdings, stated, “the Empire acquisition heralds a new era for Silverstar Holdings. With sizable operations in North America and Europe, we are extremely well positioned as one of the largest independent interactive entertainment software publishers in the world.

“With the closing of the Empire acquisition, we look forward to the further creation of shareholder value as we integrate Empire Interactive and continue to implement our long-term strategic plan.”

About Empire Interactive:

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 18 years. The company floated on AIM, part of the London Stock Exchange in July 2000. Headquartered in the UK, Empire Interactive also has offices in the US, Germany, France and Spain. The company develops and publishes a varied range of titles for all current platforms in the US, Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut have all enjoyed success across the world. Its budget label, Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at www.empireinteractive.com.

About Silverstar Holdings:

Silverstar Holdings Ltd. is a publicly traded company (Nasdaq:SSTR - News), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive PLC and Strategy First Inc. as well as a stake in Magnolia Broadband.

Empire Interactive PLC is a leading developer and publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First Inc. is a leading developer and worldwide publisher of entertainment software for the PC. Magnolia Broadband is a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Silverstar Holdings, Inc.
Clive Kabatznik, 561-479-0040
President and CEO
clive@silverstarholdings.com
or
Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net
or

de Jong & Associates, Inc.
Ronald de Jong, 760-943-9065
President
ron@dejong.org
or
MN1 Newswire
Stephen Sandifer, 214-461-3418
stephen@mn1.com
http://www.mn1.com